Exhibit 99.2

STEMCELLS, INC. ANNOUNCES PRICING OF PUBLIC OFFERING TO RAISE $8 MILLION

NEWARK, Calif., (March 9, 2016) – StemCells, Inc. (NASDAQ: STEM) today announced the pricing of an underwritten public offering of common stock, Series A Warrants and Series B Warrants with a public offering price of $0.30 for one share, a Series A Warrant to purchase 0.50 of a share of common stock and a Series B Warrant to purchase 0.75 of a share of common stock. The Company expects to receive gross proceeds of approximately $8 million, before deducting underwriting discounts and commissions and other estimated offering expenses. The Company has also granted the underwriters a 45 day option to purchase up to an additional 4,000,050 shares of common stock and/or warrants to purchase up to an additional 5,000,063 shares of common stock to cover over-allotments, if any.

The Series A Warrants have an exercise price of $0.30 per share, are exercisable immediately, and will expire two years from the date of issuance.

The Series B Warrants have an exercise price of $0.42 per share, are exercisable 12 months from the date of issuance, provided that the Company has sufficient authorized capital to allow all of the Series B Warrants to be exercised in full by the holders, and will expire on the fifth anniversary of the date they become exercisable. The Company plans to file a registration statement to cover the common stock underlying the Series B warrants upon the 12-month anniversary of the issuance of the Series B warrant, assuming the Company has a sufficient number of authorized shares of its common stock to issue shares pursuant to any exercised of the Series B warrants.

The offering is expected to close on or about March 14, 2016, subject to customary closing conditions.

Maxim Group LLC is acting as sole book-running manager and Chardan Capital Markets is acting as co-manager for the offering. Ascendiant Capital Markets, LLC is acting as financial advisor to the Company.

StemCells intends to use the net proceeds of the offering for general corporate purposes, including working capital, capital expenditures and research and development.

The common stock, Series A Warrants and the Series B Warrants are being offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement, a copy of which may be obtained, when available, at the website of the SEC at http://www.sec.gov. Electronic copies of the preliminary prospectus may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745. A final prospectus supplement related to the offering will be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its HuCNS-SC platform technology (purified human neural stem cells) as a potential treatment for chronic spinal cord injury (SCI).

Certain statements contained herein, including the Company’s intention to complete the offering and the expected use of net proceeds, are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual events or results could differ materially from those stated here. These forward-looking statements reflect management’s expectations as of the date of this press release and are subject to certain risks and uncertainties, including the expected gross proceeds of the offering, the expected closing date and other factors. The Company does not undertake to revise these statements to reflect subsequent developments.

CONTACT:	Greg Schiffman
StemCells, Inc.
Executive Vice President and Chief Financial Officer
(510) 456-4128

Lena Evans
Russo Partners
(212) 845-4262

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